Filed pursuant to Rule 424(b)(3)

Registration No. 333-193144

Prospectus

CHANTICLEER HOLDINGS, INC.

1,653,334 Shares of Common Stock

This prospectus covers the resale by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” of up to 1,653,334 shares of our common stock, $0.0001 par value per share, which include:

•	826,667 shares of common stock held by the selling stockholders; and

•	826,667 shares of common stock issuable to the selling stockholders upon exercise of outstanding warrants.

The shares of common stock and the outstanding warrants were issued by us in private placements. The prices at which the selling stockholders may sell their shares will be determined by the prevailing market price for the shares or in negotiated transactions or in any other manner as described in the section of this prospectus titled “Plan of Distribution.” We will not receive any of the proceeds from the sale of these shares. However, we may receive gross proceeds of approximately $4.3 million if all of the warrants are exercised for cash. If some or all of the warrants are exercised, the money we receive will be used for general corporate purposes, including working capital requirements. We will pay all the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, and legal expenses of the selling stockholders, all of which will be paid by the selling stockholders.

Our common stock is currently traded on The NASDAQ Capital Market, or NASDAQ, under the symbol “HOTR.” On January 22, 2014, the last reported sale price of our common stock on NASDAQ was $4.77 per share. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2014.

ABOUT THIS PROSPECTUS

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Chanticleer,” the “Company,” “we,” “us,” “our,” or similar references, mean Chanticleer Holdings, Inc. and, where applicable, its consolidated subsidiaries, and “selling stockholders” refers to those of our stockholders described in “Selling Stockholders” beginning on page 20 of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholders authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. The selling stockholders are not making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on its cover page and that any information previously filed with the Securities and Exchange Commission (the “SEC”) that is incorporated by reference is accurate only as of the date such document is incorporated by reference.

Where You Can Find More Information

As required by the Securities Act of 1933, as amended (the “Securities Act”), we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any materials that we file with the SEC at the SEC Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site that contains the reports, proxy and information statements and other information that we and other issuers file electronically with the SEC. The SEC’s Internet website address is http://www.sec.gov. Our SEC filings are also available on our website at http://www.chanticleerholdings.com. The information contained on our website is not part of this prospectus.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its Public Reference Room.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently provide updating or superseding information in this prospectus or in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

We are incorporating by reference the following documents that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 3, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013 respectively, filed with the SEC on May 15, 2013, August 12, 2013 and November 15, 2013, respectively;

•	our Current Reports on Form 8-K and amendments thereto filed with the SEC on January 14, 2013, January 16, 2013, January 22, 2013, March 22, 2013, April 2, 2013, April 15, 2013, May 14, 2013, August 5, 2013, August 12, 2013, August 14, 2013, October 1, 2013, October 10, 2013, October 21, 2013, October 24, 2013, November 5, 2013, November 7, 2013, November 8, 2013, November 13, 2013, November 15, 2013, December 2, 2013, December 4, 2013, December 5, 2013, December 12, 2013, December 19, 2013, January 2, 2014, January 15, 2014, and January 17, 2014; and

•	the description of our common stock contained in the prospectus, constituting part of our Registration Statement on Form S-1 (File No. 333-178307) filed with the SEC on December 2, 2011, and subsequently amended on December 8, 2011, February 3, 2012, February 22, 2012, April 12, 2012, May 21, 2012, May 30, 2012, June 5, 2012, and June 19, 2012.

We are also incorporating by reference into the accompanying prospectus all of our future filings with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering has been completed.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

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Chanticleer Holdings, Inc.

Attn.: Michelle Arcidiacono

11220 Elm Lane, Suite 203

Charlotte, North Carolina 28277

(704) 366-5122

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

DISCLOSURE Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into this prospectus contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations, and business. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus and the risks detailed from time to time in our future SEC reports. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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Prospectus Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our common stock. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in our common stock is appropriate for you.

Unless the context otherwise requires, when we use the words “Chanticleer,” “the Company,” “we,” “us” or “our Company” in this prospectus, we are referring to Chanticleer Holdings, Inc., a Delaware corporation and its subsidiaries.

Our Business

Our business focus is operating Hooters franchises internationally and several restaurant and bar concepts domestically. We previously operated in two business segments – Hooters franchise restaurants and investment management and consulting services businesses. However, we announced our intention to exit investment management and consulting services businesses in the first quarter of fiscal 2013 and effectuated such exit during the second quarter of fiscal 2013.

Our Brands

Hooters

Hooters restaurants are casual beach-themed establishments with sports on television, jukebox music, and the “nearly world famous” Hooters Girls. The menu consists of spicy chicken wings, seafood, sandwiches and salads. The menu of each location can vary with the local tastes. Hooters began in 1983 with its first restaurant in Clearwater, Florida. From the original restaurant and licensee Mr. Robert Brooks, Hooters has become a global brand, with locations in 44 states domestically and over 450 Hooters restaurants worldwide. Besides restaurants, Hooters has also branched out to other areas, including licensing its name to a golf tour and the sale of packaged food in supermarkets.

Chanticleer currently owns, in whole or part, the exclusive franchise rights to develop and operate Hooters restaurants in South Africa, Hungary, Brazil, and the United Kingdom and has joint ventured with the current Hooters franchisee in Australia, while evaluating several additional international opportunities. The Company currently owns and operates in whole or part of eight Hooters restaurants in its international franchise territories: Pretoria, Durban, Johannesburg, Cape Town and Emperor’s Palace in South Africa; Campbelltown in Australia; Budapest in Hungary; and Nottingham in the United Kingdom.

We expect to either own 100% of the Hooters franchise or partner with a local franchisee in the countries we target.  We based this decision on what we believe to be the successful launch of our South African Hooters venture and believe we have aligned partners and operators in various international markets. We are focused on expanding our Hooters operations in the following areas: United Kingdom, South Africa, Brazil, Hungary and Australia.

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American Roadside Burgers

In September 2013, we acquired all of the outstanding shares of American Roadside Burgers, Inc. (“ARB”). ARB focuses on American food menu offerings, which include its signature burgers, turkey and veggie burgers, chicken sandwiches, wings, a variety of salads, and homemade milkshakes. ARB is a fast casual concept, with a warm and relaxing atmosphere and a strong focus on customer service.  Each restaurant features a nostalgic “Made in America” feel with sustainable features throughout, including reclaimed barn siding on the walls and floors and chairs made from recycled materials. The first ARB location opened in 2006 in Smithtown, New York, and it has expanded to two locations in Charlotte, North Carolina, one location in Columbia, South Carolina and one location in Greenville, South Carolina.

Just Fresh

In November 2013, we acquired a majority (51%) interest in each of JF Restaurants, LLC, and JF Franchising Systems, LLC, owners of Just Fresh, a Charlotte, North Carolina - based casual dining concept. Just Fresh opened its first café in 1993 and has expanded to five restaurants in the Charlotte, North Carolina area. The menu consists of fresh, health-conscious items such as salads, wraps, sandwiches, soups, freshly baked items, and smoothies. In December 2013, we acquired an additional five percent (5%) preferred membership interest in each of JF Restaurants, LLC and JF Franchising Systems, LLC.

Private Placements

In October and November of 2013, we issued and sold in private placements an aggregate of 826,667 units, each consisting of one share of our common stock and one five-year warrant to purchase one share of our common stock, to certain accredited investors. We received aggregate gross proceeds of approximately $3.3 million. Our issuance of shares of our common stock and warrants was exempt from registration under Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, as the shares and warrants were issued to accredited investors without any form of general solicitation or general advertising.

On October 7, 2013, we sold 426,667 units at price of $3.75 per unit, for an aggregate purchase price of $1.6 million, and each five-year warrant had an initial exercise price of $5.00. On October 17, 2013, we sold 240,000 units at a price of $3.75 per unit, for an aggregate purchase price of $900,000, and each five-year warrant had an initial exercise price of $5.00. On November 7, 2013, we sold 160,000 units at a price of $5.00 per unit, for an aggregate purchase price of $800,000, and half (80,000) of the five-year warrants had an initial exercise price of $5.50 and half (80,000) of the warrants had an initial exercise price of $7.00.

We entered into subscription agreements and registration rights agreements with each of the investors in the private placements described above. This prospectus relates to the sale or other disposition from time to time of up to 1,653,334 shares of our common stock issued (or issuable upon the exercise of warrants issued) in the private placements, which shares and warrants are held by the selling stockholders named in this prospectus.

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Risk Factors

Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the section titled “Risk Factors” following this prospectus summary.

Corporate Information

Our principal executive offices are located at 11220 Elm Lane, Suite 203, Charlotte, North Carolina 28277. Our telephone number is (704) 366-5122. Our corporate website is www.chanticleerholdings.com. Information contained in or accessible through our website is not part of this prospectus.

The Company was organized in October 1999, under the laws of the State of Delaware, using the original name, Tulvine Systems, Inc. The Company previously had limited operations and was considered a development stage company until July 2005. In May 2005, Tulvine Systems, Inc. merged with and changed its name to Chanticleer Holdings, Inc.

The Offering

Common stock offered by selling stockholders:	Up to 1,653,334 shares of our common stock, consisting of:
(i) 826,667 shares of common stock issued pursuant to subscription agreements entered into on October 7, 2013, October 17, 2013 and November 7, 2013; and
(ii) 826,667 shares of common stock underlying warrants issued on October 7, 2013, October 17, 2013 and November 7, 2013 in conjunction with the sale of our common stock.

Common stock outstanding as of December 30, 2013:	5,362,897

Use of Proceeds:	We will not receive any proceeds from the sale or other disposition of the shares of our common stock covered by this prospectus by the selling stockholders. We will only receive proceeds if the selling stockholders exercise the warrants for cash. See “Use of Proceeds.”

Offering Price:	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

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Risk Factors:	Investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8.

NASDAQ Capital Market Symbol:	HOTR

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Risk Factors

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in or incorporated by reference into this prospectus, before you purchase our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business. If the following risks actually occur, our business, financial condition and results of operations could be materially adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Company and Industry

We have not been profitable to date and expect our operating losses to continue for the foreseeable future; we may never be profitable.

We have incurred operating losses and generated negative cash flows since our inception and have financed our operations principally through equity investments and borrowings. At this time, our ability to generate sufficient revenues to fund operations is uncertain. For the fiscal year ended December 31, 2011, we had revenue of $1,476,649 and incurred a net loss of $1,162,714. For the fiscal year ended December 31, 2012, we had revenue of $6,883,066 and incurred a net loss of $3,166,565. For the nine months ended September 30, 2013, we had revenue of $4,939,410 and incurred a net loss of $2,868,249. Our total accumulated deficit through September 30, 2013, was $12,126,946.

As a result of our brief operating history, revenue is difficult to predict with certainty. Current and projected expense levels are based largely on estimates of future revenue. We expect expenses to increase in the future as we expand our activities. We cannot assure you that we will be profitable in the future. Accordingly, the extent of our future losses and the time required to achieve profitability, if ever, is uncertain. Failure to achieve profitability could materially and adversely affect the value of our Company and our ability to effect additional financings. The success of the business depends on our ability to increase revenues to offset expenses. If our revenues fall short of projections, our business, financial condition and operating results will be materially adversely affected.

Our financial statements have been prepared assuming a going concern.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. Our financial statements as of December 31, 2012, were prepared under the assumption that we will continue as a going concern for the next twelve months. Our independent registered public accounting firm has issued a report that includes an explanatory paragraph referring to our losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to obtain additional financing, obtain further operating efficiencies, reduce expenditures and ultimately, create profitable operations. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include adjustments that result from the outcome of this uncertainty.

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The recent acquisitions of ARB and Just Fresh, as well as other future acquisitions, may have unanticipated consequences that could harm our business and our financial condition.

Consistent with our growth strategy, we have recently acquired a 100% ownership interest in ARB and a 56% ownership interest in entities owning Just Fresh as part of our expansion into new restaurant and bar concepts domestically. We may seek to selectively acquire additional restaurants and bar concepts as part of this strategy. To do so, we would need to identify suitable acquisition candidates, negotiate acceptable acquisition terms and obtain appropriate financing. Any such acquisition that we pursue, whether or not successfully completed, may involve risks, including:

•	material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition as the acquired restaurants and bar concepts are integrated into our operations;

•	risks associated with entering into markets or conducting operations where we have no or limited prior experience;

•	problems retaining key personnel;

•	potential impairment of tangible and intangible assets and goodwill acquired in the acquisition;

•	potential unknown liabilities;

•	difficulties of integration and failure to realize anticipated synergies; and

•	disruption of our ongoing business, including diversion of management’s attention from other business concerns.

Future acquisitions of restaurants and bar concepts or other acquisitions, which may be accomplished through a cash purchase transaction, the issuance of our equity securities or a combination of both, could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other intangible assets, any of which could harm our business and financial condition.

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There are risks inherent in expansion of operations, including our ability to acquire additional territories, generate profits from new restaurants, find suitable sites and develop and construct locations in a timely and cost-effective way.

We cannot project with certainty the number of territories we will be able to acquire or the number of new restaurants we and our partners will open in accordance with our present plans and within the timeline or the budgets that we currently project. In addition, our franchise agreements with Hooters of America, Inc. (“HOA”) provide that we must exercise our option to open additional restaurants within each of our territories by a certain date set forth in the development schedule and that each such restaurant must be open by such date. If we fail to timely exercise any option or if we fail to open any additional restaurant by the required restaurant opening date, all of our rights to develop the rest of the option territory will expire automatically and without further notice.

Our failure to effectively develop locations in new territories would adversely affect our ability to execute our business plan by, among other things, reducing our revenues and profits and preventing us from realizing our strategy. Furthermore, we cannot assure you that our new restaurants will generate revenues or profit margins consistent with those currently operated by us.

The number of openings and the performance of new locations will depend on various factors, including:

•	the availability of suitable sites for new locations and our ability to secure HOA’s approval of a proposed site;

•	our ability to negotiate acceptable lease or purchase terms for new locations, obtain adequate financing, on favorable terms, required to construct, build-out and operate new locations and meet construction schedules, and hire and train and retain qualified restaurant managers and personnel;

•	managing construction and development costs of new restaurants at affordable levels;

•	the establishment of brand awareness in new markets; and

•	the ability of our Company to manage this anticipated expansion.

While the impact varies with the location and the qualifications of our partners, tight credit markets are generally making financing for construction and operation of restaurants more difficult to obtain on favorable terms. Additionally, competition for suitable restaurant sites in target markets is intense. Not all of these factors are within our control or the control of our partners, and there can be no assurance that we will be able to accelerate our growth or that we will be able to manage the anticipated expansion of our operations effectively.

Litigation and unfavorable publicity could negatively affect our results of operations as well as our future business.

We are subject to litigation and other customer complaints concerning our food safety, service, and/or other operational factors.  Guests may file formal litigation complaints that we are required to defend, whether or not we believe them to be true.  Substantial, complex or extended litigation could have an adverse effect on our results of operations if we incur substantial defense costs and our management is distracted.  Employees may also, from time to time, bring lawsuits against us regarding injury, discrimination, wage and hour, and other employment issues.  Additionally, potential disputes could subject us to litigation alleging non-compliance with franchise, development, support service, or other agreements. Additionally, we are subject to the risk of litigation by our stockholders as a result of factors including, but not limited to, performance of our stock price.

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In certain states we are subject to “dram shop” statutes, which generally allow a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.  Some dram shop litigation against restaurant companies has resulted in significant judgments, including punitive damages.  We carry liquor liability coverage as part of our existing comprehensive general liability insurance, but we cannot provide assurance that this insurance will be adequate in the event we are found liable in a dram shop case.

In recent years there has been an increase in the use of social media platforms and similar devices which allow individuals access to a broad audience of consumers and other interested persons.  The availability of information on social media platforms is virtually immediate in its impact.  A variety of risks are associated with the use of social media, including the improper disclosure of proprietary information, negative comments about our Company, exposure of personally identifiable information, fraud, or outdated information.  The inappropriate use of social media platforms by our guests, employees, or other individuals could increase our costs, lead to litigation, or result in negative publicity that could damage our reputation.  If we are unable to quickly and effectively respond, we may suffer declines in guest traffic which could materially affect our financial condition and results of operations.

There is intensive competition in our industry, and we will be competing with national, regional chains and independent restaurant operators.

The restaurant industry is intensely competitive. Moreover, the retail food industry in general is highly competitive and includes highly sophisticated national and regional chains. Our sector is highly competitive with respect to, among other things, taste, price, food quality and presentation, service, location and the ambiance and condition of each restaurant. While we strive to differentiate ourselves through the items we offer on our menu and the environment in which they are offered, we will, nonetheless, be required to compete with national and regional chains and with independent operators for market share, access to desirable locations and recruitment of personnel. No assurances can be given that we will have the financial resources, distribution ability, depth of key personnel or marketing expertise to compete successfully in these markets.

In addition, although our franchise agreements grant us certain rights to develop restaurants within the specified territories, HOA has reserved the right to develop, open and operate and to authorize others to develop, open and operate Hooters restaurants outside of our “protected territory.” Our “protected territory” is limited to a radius of 8 kilometers from any restaurant location we open. Therefore, HOA or one of its franchisees could effectively compete against us even in the territories in which we develop our restaurants, which could have a material adverse effect on our business and results of operations.

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Our rights to operate and franchise Hooters-branded restaurants are dependent on the Hooters’ franchise agreements.

Our rights to operate and franchise Hooters-branded restaurants, and our ability to conduct our business, derive principally from the rights granted or to be granted to us by Hooters in our franchise agreements. As a result, our ability to continue operating in our current capacity is dependent on the continuation and renewal of our contractual relationship with Hooters.

In the event Hooters does not grant us franchises to acquire additional locations or terminates our existing franchise agreements, we would be unable to operate and/or expand our Hooters-branded restaurants, identify our business with Hooters nor use any of Hooters’ intellectual property. As the Hooters brand and our relationship with Hooters are among our competitive strengths, the failure to grant or the expiration or termination of the franchise agreements would materially and adversely affect our business, results of operations, financial condition and prospects.

Our business depends on our relationship with Hooters and changes in this relationship may adversely affect our business, results of operations and financial condition.

Pursuant to the franchise agreements, Hooters has the ability to exercise substantial influence over the conduct of our business. We must comply with Hooters’ high quality standards. We cannot transfer the equity interests of our subsidiaries without Hooters’ consent, and Hooters has the right to control many of the locations’ daily operations.

Notwithstanding the foregoing, Hooters has no obligation to fund our operations. In addition, Hooters does not guarantee any of our financial obligations, including trade payables or outstanding indebtedness, and has no obligation to do so. If the terms of the franchise agreements excessively restrict our ability to operate our business or if we are unable to satisfy our obligations under the franchise agreements, our business, results of operations and financial condition would be materially and adversely affected.

We do not have full operational control over the businesses of our Hooters or Just Fresh franchise partners.

We are and will be dependent on our partners to maintain Hooters’ and Just Fresh’s quality, service and cleanliness standards, and their failure to do so could materially affect the Hooters or Just Fresh brands and harm our future growth. We do not presently have formal written agreements in place with any of our partners regarding these types of matters. Although we intend to exercise significant control over partners through written agreements in the future, our partners will continue to have some flexibility in the operations, including the ability to set prices for our products in their restaurants, hire employees and select certain service providers. In addition, it is possible that some partners may not operate their restaurants in accordance with our quality, service and cleanliness, health or product standards. Although we intend to take corrective measures if partners fail to maintain Hooters’ or Just Fresh’s high quality, service and cleanliness standards, we may not be able to identify and rectify problems with sufficient speed and, as a result, our image and operating results may be negatively affected.

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A failure by Hooters to protect its intellectual property rights, including its brand image, could harm our results of operations.

The profitability of our business depends in part on consumers’ perception of the strength of the Hooters brand. Under the terms of our franchise agreements, we are required to assist Hooters with protecting its intellectual property rights in our jurisdictions. Nevertheless, any failure by Hooters to protect its proprietary rights in the world could harm its brand image, which could affect our competitive position and our results of operations.

Our business has been adversely affected by declines in discretionary spending and may be affected by changes in consumer preferences.

Our success depends, in part, upon the popularity of our food products. Shifts in consumer preferences away from our restaurants or cuisine could harm our business. Also, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns or during periods of uncertainty. A continuing decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

Increases in costs, including food, labor and energy prices, will adversely affect our results of operations.

Our profitability is dependent on our ability to anticipate and react to changes in our operating costs, including food, labor, occupancy (including utilities and energy), insurance and supplies costs. Various factors beyond our control, including climatic changes and government regulations, may affect food costs. Specifically, our dependence on frequent, timely deliveries of fresh meat and produce subject us to the risks of possible shortages or interruptions in supply caused by adverse weather or other conditions which could adversely affect the availability and cost of any such items. In the past, we have been able to recover some of our higher operating costs through increased menu prices. There have been, and there may be in the future, delays in implementing such menu price increases, and competitive pressures may limit our ability to recover such cost increases in their entirety. The recent volatility in certain commodity markets, such as those for energy, grains and dairy products, which have experienced significant increases in prices, may have an adverse effect on us and may cause franchisees in our industry to delay construction of new restaurants and/or cause potential new franchisees to reconsider entering into franchise agreements. The extent of the impact may depend on our ability to increase our menu prices and the timing thereof.

Our business and the growth of our Company are dependent on the skills and expertise of management and key personnel.

During the upcoming stages of our Company’s anticipated growth, we will be entirely dependent upon the management skills and expertise of our management and key personnel, including Michael Pruitt, our current Chairman and Chief Executive Officer. Mr. Pruitt also sits on HOA’s board of directors. We do not have employment agreements with any of our officers. The loss of services of Mr. Pruitt or other executive officers would dramatically affect our business prospects. Certain of our employees are particularly valuable to us because:

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•	they have specialized knowledge about our company and operations;

•	they have specialized skills that are important to our operations; or

•	they would be particularly difficult to replace.

In the event that the services of Mr. Pruitt or any key management personnel ceased to be available to us, our growth prospects or future operating results may be adversely impacted.

Our food service business and the restaurant industry are subject to extensive government regulation.

We are subject to extensive and varied country, federal, state and local government regulation, including regulations relating to public health and safety and zoning codes. We operate each of our locations in accordance with standards and procedures designed to comply with applicable codes and regulations. However, if we could not obtain or retain food or other licenses, it would adversely affect our operations. Although we have not experienced, and do not anticipate, any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular restaurant or group of restaurant.

We may be subject to significant foreign currency exchange controls in certain countries in which we operate.

Certain foreign economies have experienced shortages in foreign currency reserves and their respective governments have adopted restrictions on the ability to transfer funds out of the country and convert local currencies into U.S. dollars. This may increase our costs and limit our ability to convert local currency into U.S. dollars and transfer funds out of certain countries. Any shortages or restrictions may impede our ability to convert these currencies into U.S. dollars and to transfer funds, including for the payment of dividends or interest or principal on our outstanding debt. In the event that any of our subsidiaries are unable to transfer funds to us due to currency restrictions, we are responsible for any resulting shortfall.

Our foreign operations subject us to risks that could negatively affect our business.

We expect most of our Hooters restaurants will be operated in foreign countries and territories outside of the U.S., and we intend to continue expansion of our international operations. As a result, our business is increasingly exposed to risks inherent in foreign operations. These risks, which can vary substantially by market, include political instability, corruption, social and ethnic unrest, changes in economic conditions (including wage and commodity inflation, consumer spending and unemployment levels), the regulatory environment, tax rates and laws and consumer preferences as well as changes in the laws and policies that govern foreign investment in countries where our restaurants are operated. For example, it was discovered that our South African CFO had falsified audit documents and misappropriated funds. Although we have implemented various controls to prevent such misconduct from occurring in the future, this remains an inherent risk in doing business in a foreign country.

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In addition, our results of operations and the value of our foreign assets are affected by fluctuations in foreign currency exchange rates, which may adversely affect reported earnings. More specifically, an increase in the value of the United States Dollar relative to other currencies, such as the Australian Dollar, the Brazilian Real, the British Pound, the Euro, and the South African Rand could have an adverse effect on our reported earnings. There can be no assurance as to the future effect of any such changes on our results of operations, financial condition or cash flows.

We may not attain our target development goals and aggressive development could cannibalize existing sales.

Our growth strategy depends in large part on our ability to increase our net restaurant count in markets outside the United States. The successful development of new units will depend in large part on our ability and the ability of our franchisees/partners to open new restaurants and to operate these restaurants on a profitable basis. We cannot guarantee that we, or our franchisees/partners, will be able to achieve our expansion goals or that new restaurants will be operated profitably. Further, there is no assurance that any new restaurant will produce operating results similar to those of our existing restaurants. Other risks which could impact our ability to increase our net restaurant count include prevailing economic conditions and our, or our franchisees’/partners’, ability to obtain suitable restaurant locations, obtain required permits and approvals in a timely manner and hire and train qualified personnel.

Our franchisees/partners also frequently depend upon financing from banks and other financial institutions in order to construct and open new restaurants. If it becomes more difficult or expensive for our franchisees/partners to obtain financing to develop new restaurants, our planned growth could slow and our future revenue and cash flows could be adversely impacted.

In addition, the new restaurants could impact the sales of our existing restaurants nearby. It is not our intention to open new restaurants that materially cannibalize the sales of our existing restaurants. However, as with most growing retail and restaurant operations, there can be no assurance that sales cannibalization will not occur or become more significant in the future as we increase our presence in existing markets over time.

Current conditions in the global financial markets and the distressed economy may materially adversely affect our business, results of operations and ability to raise capital.

Our business and results of operations may be materially affected by conditions in the financial markets and the economy generally. The stress being experienced by global financial markets that began in late 2007 continued and substantially increased during 2008 and into 2009. The volatility and disruption in the financial markets have reached unprecedented levels. The availability and cost of credit has been materially affected. These factors, combined with volatile oil prices, depressed home prices and increasing foreclosures, falling equity market values, declining business and consumer confidence and the risks of increased inflation and unemployment, have precipitated an economic slowdown and severe recession. These events and the continuing market upheavals may have an adverse effect on us, our suppliers and our customers. The demand for our products could be adversely affected in an economic downturn and our revenues may decline under such circumstances.

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Furthermore, the fixed-income markets are experiencing a period of both extreme volatility and limited market liquidity, which has affected a broad range of asset classes and sectors. Equity markets have also been experiencing heightened volatility. We may find it difficult, or we may not be able, to access the credit or equity markets, or we may experience higher funding costs as a result of the current adverse market conditions. Continued instability in these markets may limit our ability to access the capital we require to fund and grow our business.

Changes in financial accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

Changes in financial accounting standards can have a significant effect on our reported results and may affect our reporting of transactions completed before the new rules are required to be implemented.  Many existing accounting standards require management to make subjective assumptions, such as those required for stock compensation, tax matters, franchise acquisitions, litigation, and asset impairment calculations.  Changes in accounting standards or changes in underlying assumptions, estimates and judgments by our management could significantly change our reported or expected financial performance.

We could be adversely impacted if our information technology and computer systems do not perform properly or if we fail to protect our customers’ credit card information or our employees’ personal data.

We rely heavily on information technology to conduct our business, and any material failure, interruption of service, or compromised data security could adversely affect our operations.  While we expend significant resources to ensure that our information technology operates securely and effectively, any security breaches could result in disruptions to operations or unauthorized disclosure of confidential information.  Additionally, if our customers’ credit card or other personal information or our employees’ personal data are compromised our operations could be adversely affected, our reputation could be harmed, and we could be subjected to litigation or the imposition of penalties.

Adverse weather conditions could affect our sales.

Adverse weather conditions, such as regional winter storms, floods, severe thunderstorms and hurricanes, could affect our sales at restaurants in locations that experience these weather conditions, which could materially adversely affect our business, financial condition or results of operations.

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Health concerns arising from outbreaks of viruses may have an adverse effect on our business.

The United States and other countries have experienced, or may experience in the future, outbreaks of neurological diseases or other diseases or viruses, such as norovirus, influenza and H1N1. If a virus is transmitted by human contact, our employees or customers could become infected, or could choose, or be advised, to avoid gathering in public places, any one of which could materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Common Stock

We are subject to securities class action and other litigation, which may harm our business and results of operations.

We are currently involved in a class action lawsuit brought on behalf of our stockholders, alleging violations of Section 11, Section 12(a)(2) and Section 15 of the Securities Act.  The plaintiff seeks unspecified damages, reasonable costs and expenses incurred in this action, and such other and further relief as the court deems just and proper.  We hired highly experienced counsel to mitigate damages and assist in a proper resolution. On December 18, 2013, we filed a Joint Status Report Relating to Mediation, which described an agreement in principle to a class-wide settlement of the action. Subject to negotiation, execution of definitive documentation and court approval, the parties have agreed on a total settlement amount of $850,000, of which $837,500 is to be contributed by our insurance carrier and $12,500 is to be contributed by Creason & Associates, P.L.L.C. We have requested a period of sixty days to negotiate, draft and execute the definitive settlement documentation. In addition, we may, in the future, be subject to other litigation, which can be lengthy, expensive, and divert management’s attention and resources. Results cannot be predicted with certainty and an adverse outcome in litigation could result in monetary damages or injunctive relief that could seriously harm our business, results of operations, financial condition or cash flows.

Our stock price has experienced price fluctuations and may continue to do so following this offering, resulting in a substantial loss in your investment.

The current market for our common stock has been characterized by volatile prices with minimal volume. Although we have our common stock listed on The Nasdaq Capital Market, an active trading market for our common stock may never develop or if it develops, it may not be sustained, which could affect your ability to sell our common stock could depress the market price of the common stock purchased in this offering.

In addition, the stock market can be highly volatile. As a result, the market price of our common stock can be similarly volatile, and investors in our common stock may experience a decrease in the value of their securities, including decreases unrelated to our operating performance or prospects. The market price of our common stock is likely to be highly unpredictable and subject to wide fluctuations in response to various factors, many of which are beyond our control. These factors include:

•	quarterly variations in our operating results and achievement of key business metrics;

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•	changes in the global economy and in the local economies in which we operate;

•	our ability to obtain working capital financing, if necessary;

•	the departure of any of our key executive officers and directors;

•	changes in the federal, state, and local laws and regulations to which we are subject;

•	changes in earnings estimates by securities analysts, if any;

•	any differences between reported results and securities analysts’ published or unpublished expectations;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;

•	future sales of our securities;

•	announcements or press releases relating to the casual dining restaurant sector or to our own business or prospects;

•	regulatory, legislative, or other developments affecting us or the restaurant industry generally; and

•	market conditions specific to casual dining restaurant, the restaurant industry and the stock market generally.

We may not be able to maintain the listing of our common stock on The NASDAQ Capital Market, which may limit the ability of purchasers in this offering to resell our common stock in the secondary market.

Our common stock is listed on the NASDAQ Capital Market. However, we might not continue to meet the criteria for continued listing of our common stock in the future. On September 9, 2012, NASDAQ placed a trading halt on our company, due to the misconduct of our previous South African CFO and subsequent discovery of his misallocation of funds and production of fraudulent audit documents. After completing a thorough audit and providing all documentation required by NASDAQ, we resumed trading on January 16, 2013. Although we have implemented controls designed to prevent misconduct, we cannot guarantee continued listing of our common stock in the future. A company having securities listed on the NASDAQ Capital Market must make all required filings on a timely basis with the SEC and also meet the qualitative and quantitative continued listing criteria of the NASDAQ Capital Market. In the event we are unable to meet this criteria and become delisted, quotations for trading of our common stock would likely be conducted in the over-the-counter markets. In such case, an investor in this offering would likely find it more difficult to dispose of our common stock or to obtain accurate market quotations for our common stock, either of which could result in a substantial loss of your investment.

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Our common stock could be further diluted as the result of the issuance of additional shares of common stock, convertible securities, warrants or options.

In the past, we have issued common stock, convertible securities (such as convertible notes) and warrants in order to raise capital. We have also issued common stock as compensation for services and incentive compensation for our employees and directors. We have shares of common stock reserved for issuance upon the exercise of certain of these securities and may increase the shares reserved for these purposes in the future. Our issuance of additional common stock, convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of our common stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of our common stock), or could obligate us to issue additional shares of common stock to certain of our stockholders.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, stockholders who have been non-affiliates for the preceding three months may sell shares of our common stock freely after six months subject only to the current public information requirement. Affiliates may sell shares of our common stock after six months subject to the Rule 144 volume, manner of sale, current public information and notice requirements. Of the approximately 5.3 million shares of our common stock outstanding as of December 30, 2013, approximately 3.7 million shares are freely tradable without restriction as of that date. Any substantial sales of our common stock pursuant to Rule 144 may have a material adverse effect on the market price of our common stock.

While our public warrants are outstanding, it may be more difficult to raise additional equity capital.

We have warrants which are publicly traded on NASDAQ under the symbol “HOTRW.” During the term that the public warrants are outstanding, the holders of the public warrants will be given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional capital while these public warrants are outstanding. At any time during which these public warrants are likely to be exercised, we may be able to obtain additional capital on more favorable terms from other sources.

We do not expect to pay cash dividends in the foreseeable future and therefore investors should not anticipate cash dividends on their investment.

Our board of directors does not intend to pay cash dividends in the foreseeable future, but instead intends to retain any and all earnings to finance the growth of the business. To date, we have not paid any cash dividends and there can be no assurance that cash dividends will ever be paid on our common stock.

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We may issue additional shares of our common stock, which could depress the market price of our common stock and dilute your ownership.

Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the amount of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well. Furthermore, the issuance of any additional shares of our common stock, or securities convertible into our common stock could be substantially dilutive to holders of our common stock.

Director and officer liability is limited.

As permitted by Delaware law, our bylaws limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our bylaw provisions and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

Use of Proceeds

We are registering the shares of common stock offered by this prospectus for sale by the selling stockholders identified in the section of this prospectus entitled “Selling Stockholders.” We will not receive any of the proceeds from the sale of these shares. However, if all of the warrants held by the selling stockholders are exercised for cash, we will receive gross proceeds of approximately $4.3 million, which will be used for general working capital purposes. We will pay all the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, and legal expenses of the selling stockholders, all of which will be paid by the selling stockholders.

We are registering the shares in this offering pursuant to the terms of registration rights agreements entered into between the Company and the selling stockholders dated October 7, 2013, October 17, 2013 and November 7, 2013.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified below of 1,653,334 shares of our common stock, which amount includes 826,667 shares issuable upon the exercise of warrants held by the selling stockholders. The common stock and warrants, which have a term of five years, were issued in private placements that closed on October 7, 2013, October 17, 2013, and November 7, 2013. Of such warrants, 666,667 warrants have an exercise price of $5.00 per common share, 80,000 warrants have an exercise price of $5.50 per common share and 80,000 warrants have an exercise price of $7.00 per common share. The warrants are not exercisable until twelve months after the closing of issuance. The warrants also contain provisions providing for an adjustment in the underlying number of common shares and exercise price in the event of stock dividends and splits, pro rata distributions and fundamental transactions.

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The common stock and warrants sold in the private placements were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Each investor in the private placements represented to us that it is an accredited investor and that it was acquiring the common stock and warrants for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the Securities Act or any applicable state securities law.

Unless otherwise indicated in the footnotes below, no selling stockholder (i) has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities, or (ii) is a broker-dealer or an affiliate of a broker-dealer.

The following table and the accompanying footnotes are based in part on information supplied to us by the selling stockholders. The table and footnotes assume that the selling stockholders will sell all of the shares listed. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them. See our discussion titled “Plan of Distribution” for further information regarding the selling stockholders’ method of distribution of these shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or other convertible securities held by such persons that are exercisable within 60 days of December 30, 2013, but excludes shares of common stock underlying options or other convertible securities held by any other person. Except as otherwise noted in the footnotes below, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

Number
of
	Shares Beneficially	Shares	Shares Beneficially Owned
	Owned Prior to the	Being	After the Offering (1)
Name	Offering	Offered	Number	Percent (2)

Equity Trust Company Custodian FBO Leonid Frenkel Roth IRA (3)	402,300	44,000	380,300	7.1%

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		Number
		of
	Shares Beneficially	Shares	Shares Beneficially Owned
	Owned Prior to the	Being	After the Offering (1)
Name	Offering	Offered	Number	Percent (2)

Carolina Preferred Investments II, LLC (4)	295,571	591,142	0	0%
Cary Sucoff (5)	15,800	31,600	0	0%
Jenco Business Advisors, Inc. (6)	6,667	13,334	0	0%
Patrick Kolenik (7)	15,800	31,600	0	0%
Robert B. Prag (8)	408,893	13,400	402,193	7.5%
Capri Growth Fund, LLC (9)	15,000	30,000	0	0%
The Del Mar Consulting Group, Inc. Retirement Plan Trust (10)	408,826	13,266	402,193	7.5%
First Bank & Trust as Custodian of Ronald L. Chez IRA (11)	93,333	186,666	0	0%
The Prag Children's Trust FBO Robert B. Prag, Jr. (12)	33,137	9,334	28,470	*
The Prag Children's Trust FBO Andrew J. Prag (13)	33,135	9,330	28,470	*
Thomas Varga (14)	60,940	8,000	56,940	1.1%
Jeremy Rozak (15)	13,333	26,666	0	0%
Bruce Smith (16)	13,333	26,666	0	0%
Equity Trust Company Custodian FBO James H. Parks, IRA (17)	13,333	26,666	0	0%

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		Number
		of
	Shares Beneficially	Shares	Shares Beneficially Owned
	Owned Prior to the	Being	After the Offering (1)
Name	Offering	Offered	Number	Percent (2)

Equity Trust Company Custodian FBO Eric V. Ward IRA (18)	13,333	26,666	0	0%
Equity Trust Company Custodian FBO William Stackhouse IRA (19)	6,667	13,334	0	0%
Equity Trust Company Custodian FBO Billy McSwain IRA (20)	13,333	26,666	0	0%
Equity Trust Company Custodian FBO Lynann L. Nehls IRA (21)	13,333	26,666	0	0%
Equity Trust Company Custodian FBO Thomas W. Brake IRA (22)	53,333	106,666	0	0%
Equity Trust Company Custodian FBO Richard E. German IRA (23)	13,333	26,666	0	0%
Victor M. Dandridge, III (24)	46,500	25,000	34,000	*
Equity Trust Company Custodian FBO Louis E. Eckley IRA (25)	10,000	20,000	0	0%
Barry Honig (26)	100,000	200,000	0	0%
Edward Karr (27)	30,000	60,000	0	0%
Hudson Bay Master Fund, Ltd (28)	30,000	60,000	0	0%

* Less than 1.00%

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(1)         Assumes the sale of all shares offered in this prospectus and no sales of any shares held by any selling stockholder as of December 30, 2013 that are not registered for resale under this prospectus.

(2)         Applicable percentage ownership is based on 5,362,897 shares of our common stock outstanding as of December 30, 2013.

(3)         The number of shares being offered includes 22,000 shares of common stock issuable upon exercise of warrants. Leonid Frenkel is the beneficiary of the IRA and has voting power and dispositive power with respect to the securities owned by the IRA.

(4)         The number of shares being offered includes 295,571 shares of common stock issuable upon exercise of warrants. Todd D. Beddard is the managing member of Carolina Preferred Investments II, LLC.  Mr. Beddard has voting and dispositive power with respect to the securities owned by Carolina Preferred Investments, LLC.

(5)         The number of shares being offered includes 15,800 shares of common stock issuable upon exercise of warrants. Cary Sucoff also is deemed to have voting and dispositive power with respect to the securities owned by Capri Growth Fund, LLC, as discussed below under footnote 9.

(6)         The number of shares being offered includes 6,667 shares of common stock issuable upon exercise of warrants. Jerold Novack is the President of Jenco Business Advisors, Inc.  Mr. Novack is deemed to have voting and dispositive power with respect to the securities owned by Jenco Business Advisors, Inc.

(7)         The number of shares being offered includes 15,800 shares of common stock issuable upon exercise of warrants.

(8)         The number of shares being offered includes 6,700 shares of common stock issuable upon exercise of warrants. The number of shares beneficially owned prior to the offering and the number of shares beneficially owned after the offering each includes the following shares directly owned by Mr. Prag: HOTRW Warrants exercisable for 91,985 shares of common stock, 76,000 Class A Warrants exercisable for shares of common stock, and 76,000 Class B Warrants exercisable for shares of common stock. Additionally, number of shares beneficially owned prior to the offering and the number of shares beneficially owned after the offering each includes 14,000 Class A Warrants and 14,000 Class B Warrants held by the Del Mar Consulting Group, Inc. Retirement Plan Trust, a trust for which Mr. Prag serves as Trustee. Mr. Prag and the trust have shared voting power and shared dispositive power with respect to trust shares and Mr. Prag has sole voting power and sole dispositive power with respect to the shares held directly in his name.

(9)         The number of shares being offered includes 15,000 shares of common stock issuable upon exercise of warrants. Cary Sucoff is the managing member of Capri Growth Fund, LLC.  Mr. Sucoff is deemed to have voting and dispositive power with respect to the securities owned by Capri Growth Fund, LLC.  Mr. Sucoff also is deemed to have voting and dispositive power with respect to the securities described above under footnote 5.

(10)        The number of shares being offered includes 6,633 shares of common stock issuable upon exercise of warrants. Robert B. Prag is the trustee of the Del Mar Consulting Group Inc. Retirement Plan Trust and is deemed to have voting and dispositive power with respect to the securities owned by the Del Mar Consulting Group Inc. Retirement Plan Trust. The number of shares beneficially owned prior to the offering and the number of shares beneficially owned after the offering each includes the following shares directly owned by Mr. Prag: HOTRW Warrants exercisable for 91,985 shares of common stock, 76,000 Class A Warrants exercisable for shares of common stock, and 76,000 Class B Warrants exercisable for shares of common stock. Additionally, the number of shares beneficially owned prior to the offering and the number of shares beneficially owned after the offering each includes 14,000 Class A Warrants and 14,000 Class B Warrants held by the Del Mar Consulting Group, Inc. Retirement Plan Trust. Mr. Prag and the trust have shared voting power and shared dispositive power with respect to trust shares and Mr. Prag has sole voting power and sole dispositive power with respect to the shares held directly in his name.

(11)        The number of shares being offered includes 93,333 shares of common stock issuable upon exercise of warrants. Ronald L. Chez is the beneficiary of the IRA and has voting power and dispositive power with respect to the securities owned by the IRA.

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(12)        The number of shares being offered includes 4,667 shares of common stock issuable upon exercise of warrants. Thomas Vargas is the trustee of the trust and has voting power and dispositive power with respect to the securities owned by the trust. Mr. Vargas also is deemed to have voting and dispositive power with respect to the securities described under footnotes 13 and 14.

(13)        The number of shares being offered includes 4,665 shares of common stock issuable upon exercise of warrants. Thomas Vargas is the trustee of the trust and has voting power and dispositive power with respect to the securities owned by the trust. Mr. Vargas also is deemed to have voting and dispositive power with respect to the securities described under footnotes 12 and 14.

(14)        The number of shares being offered includes 4,000 shares of common stock issuable upon exercise of warrants. Mr. Vargas serves as the Trustee of The Prag Children’s Trust FBO Robert B. Prag, Jr. and of The Prag Children’s Trust FBO Andrew J. Prag. Accordingly, Mr. Vargas is deemed to have voting and dispositive power with respect to the securities described under footnotes 12 and 13. The number of shares beneficially owned prior to the offering and the number of shares beneficially owned after the offering each includes 56,940 shares held by the these two trusts.

(15)        The number of shares being offered includes 13,333 shares of common stock issuable upon exercise of warrants.

(16)        The number of shares being offered includes 13,333 shares of common stock issuable upon exercise of warrants.

(17)        The number of shares being offered includes 13,333 shares of common stock issuable upon exercise of warrants. James H. Parks is the beneficiary of the IRA and has voting power and dispositive power with respect to the securities owned by the IRA.

(18)        The number of shares being offered includes 13,333 shares of common stock issuable upon exercise of warrants. Eric V. Ward is the beneficiary of the IRA and has voting power and dispositive power with respect to the securities owned by the IRA.

(19)        The number of shares being offered includes 6,667 shares of common stock issuable upon exercise of warrants. William Stackhouse is the beneficiary of the IRA and has voting power and dispositive power with respect to the securities owned by the IRA.

(20)        The number of shares being offered includes 13,333 shares of common stock issuable upon exercise of warrants. Billy McSwain is the beneficiary of the IRA and has voting power and dispositive power with respect to the securities owned by the IRA.

(21)        The number of shares being offered includes 13,333 shares of common stock issuable upon exercise of warrants. Lynann L. Nehls is the beneficiary of the IRA and has voting power and dispositive power with respect to the securities owned by the IRA.

(22)        The number of shares being offered includes 53,333 shares of common stock issuable upon exercise of warrants. Thomas W. Brake is the beneficiary of the IRA and has voting power and dispositive power with respect to the securities owned by the IRA.

(23)        The number of shares being offered includes 13,333 shares of common stock issuable upon exercise of warrants. Richard E. German is the beneficiary of the IRA and has voting power and dispositive power with respect to the securities owned by the IRA.

(24)        The number of shares being offered includes 12,500 shares of common stock issuable upon exercise of warrants.

(25)        The number of shares being offered includes 10,000 shares of common stock issuable upon exercise of warrants. Louis E. Eckley is the beneficiary of the IRA and has voting power and dispositive power with respect to the securities owned by the IRA.

(26)        The number of shares being offered includes 100,000 shares of common stock issuable upon exercise of warrants.

(27)        The number of shares being offered includes 30,000 shares of common stock issuable upon exercise of warrants.

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(28)        The number of shares being offered includes 30,000 shares of common stock issuable upon exercise of warrants. Hudson Bay Capital Management, LP is the investment manager of Hudson Bay Master Fund Ltd. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP, and Mr. Gerber is deemed to have voting and investment power over these securities. Mr. Gerber disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

Plan of Distribution

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares of common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short and deliver these shares of common stock to close out their short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these shares of common stock. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares of common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after the Company has filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We will pay all the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, and legal expenses of the selling stockholders, all of which will be paid by the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares of common stock by the selling stockholders.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus forms a part continuously effective until all shares of common stock covered by the registration statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our securities by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Legal Matters

The validity of the shares of common stock being offered by this prospectus will be passed upon by Womble Carlyle Sandridge & Rice, LLP.

Experts

The consolidated financial statements of Chanticleer Holdings, Inc. as of December 31, 2012 and for the year ended December 31, 2012 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Chanticleer Holdings, Inc. as of December 31, 2011 and for the year ended December 31, 2011 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been audited by Creason & Associates, P.L.L.C., an independent registered public accounting firm, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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The financial statements of South African Subsidiaries of Chanticleer Holdings, Inc. as of December 31, 2011 and for the period from October 1, 2011 through December 31, 2011 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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